Exhibit 99.1

       United States Steel Corporation Reports 2004 First Quarter Results

Earnings Highlights
(dollars in millions except per share data)

                                                   1Q 2004   4Q 2003  1Q 2003

     Revenues and other income                      $2,967    $2,681   $1,907

     Segment income (loss) from operations
       Flat-rolled Products                           $113       $23     $(19)
       U. S. Steel Europe                               40        37       64
       Tubular Products                                  3        (6)      (6)
       Real Estate                                      14        10       13
       Straightline                                              (18)     (16)
       Other Businesses                                 (8)        3      (34)
     Total segment income from operations             $162       $49       $2
     Retiree benefit expenses                          (44)      (47)     (21)
     Other items not allocated to segments*             33       (36)     (25)
     Income (loss) from operations                    $151      $(34)    $(44)
     Income (loss) before cumulative effect of
      change in accounting principle                   $44      $(22)    $(33)
      - Per basic share                              $0.38    $(0.26)  $(0.35)
      - Per diluted share                            $0.36    $(0.26)  $(0.35)
     Cumulative effect of change in accounting
      principle                                        $14       $--      $(5)
     Net income (loss)                                 $58      $(22)    $(38)
      - Per basic share                              $0.51    $(0.26)  $(0.40)
      - Per diluted share                            $0.47    $(0.26)  $(0.40)

     * See Preliminary Supplemental Statistics for details

    PITTSBURGH, April 27 /PRNewswire-FirstCall/ -- United States Steel Corporation (NYSE: X) reported first quarter 2004 net income of $58 million, or 47 cents per diluted share, compared to a net loss of $22 million, or 26 cents per diluted share, in last year's fourth quarter and a net loss of $38 million, or 40 cents per diluted share, in the first quarter of 2003. Reported first quarter 2004 diluted earnings per share reflects the assumed conversion of the company's convertible preferred shares into approximately
16 million common shares, and net income available to common shareholders was not adjusted for preferred dividends.
    The company reported first quarter 2004 income from operations of $151 million, sharply improved from losses from operations of $34 million and $44 million in the fourth and first quarters of 2003, respectively.
    Commenting on the quarter's results, U. S. Steel Chairman and CEO Thomas
J. Usher said, "Results for our domestic flat-rolled business improved significantly as the quarter progressed due to strengthening demand and rising prices, with March prices ending significantly higher than the first quarter average. The business further benefited from operational synergies and cost reductions we achieved in connection with the National acquisition and our administrative process changes. These improvements were partially offset by increasing costs for purchased raw materials."
    As noted in an earlier press release, under an agreement resolving a dispute between the Slovak government and the European Commission, U. S. Steel Kosice retains a potential tax benefit of $430 million over a ten-year period ending in 2009, and is required to make income tax payments of $16 million in each of 2004 and 2005. As a result, U. S. Steel recorded a $32 million income tax charge in the first quarter of 2004.
    Other items not allocated to segments (which related to income from the sale of certain real estate assets and compensation expense for stock appreciation rights) and the $32 million income tax charge discussed above had an unfavorable effect on first quarter 2004 net income of $10 million, or 8 cents per diluted share. Other items not allocated to segments had unfavorable net income effects of $23 million, or 23 cents per share, on fourth quarter 2003 results and $16 million, or 16 cents per share, on first quarter 2003 results.

    Reportable Segments and Other Businesses

    Management uses segment income from operations to evaluate company performance because it believes this to be a key measure of ongoing operating results. U. S. Steel's reportable segments and Other Businesses reported segment income from operations of $162 million, or $29 per ton, in the first quarter of 2004, compared with $49 million, or $9 per ton, in fourth quarter 2003 and $2 million, or $1 per ton, in 2003's first quarter.
    Segment results for the first quarter of 2004 improved by $113 million from the fourth quarter of 2003. Domestic results benefited from higher prices, greater shipments of value-added products, the absence of costs for major scheduled repair outages and the absence of $18 million in operating losses incurred at Straightline. Partially offsetting these positives were increased costs for purchased raw materials and natural gas.
    In Europe, results improved by $3 million from the fourth quarter of 2003 as increases in realized prices were substantially offset by increased raw material costs, primarily coke, and the effects of operational difficulties with a blast furnace in Slovakia.
    Effective with the first quarter of 2004, U. S. Steel has four reportable segments: Flat-rolled Products (Flat-rolled), U. S. Steel Europe (USSE), Tubular Products (Tubular) and Real Estate. As of January 1, 2004, the residual results of Straightline are included in the Flat-rolled segment. The application of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," required U. S. Steel to consolidate the Clairton 1314B Partnership, L.P. (1314B Partnership) effective January 1, 2004, and resulted in a favorable
$14 million cumulative effect, net of tax. The results of the 1314B Partnership, which are included in the Flat-rolled segment, were previously accounted for under the equity method. All other businesses not included in the reportable segments, including taconite pellet operations and rail and barge transportation services, are reflected in Other Businesses.

    Strengthening the Balance Sheet

    On March 9, 2004, the company issued 8 million shares of common stock for net proceeds of $294 million. The proceeds from the offering were used to exercise optional redemption provisions under the company's senior notes indentures. On April 19, 2004, the company redeemed $187 million principal amount of its 10-3/4% Senior Notes due August 1, 2008 at a premium of
10.75 percent, and $72 million principal amount of its 9-3/4% Senior Notes due May 15, 2010 at a premium of 9.75 percent. The redemptions will result in a $33 million charge to second quarter 2004 net interest and other financial costs for the redemption premium and unamortized issuance and discount costs. Ongoing annual interest and amortization expense will be reduced by approximately $28 million as a result of the redemptions.

    Outlook for 2004 Second Quarter

    Looking ahead, Usher stated, "The recent significant increases in domestic pricing will have a greater impact in the second quarter and contribute to improved profitability. We are seeing strong steel demand as virtually all domestic steel consumers continue to benefit from a stronger economy. In Europe, prices also continue to move higher as supply is tight and steel producers look to cover increasing raw material costs."
    U. S. Steel anticipates that these favorable market conditions will continue to positively impact the results of the Flat-rolled segment in the second quarter, with prices increasing well in excess of March levels.
Average second quarter realized prices are expected to improve significantly more than the $52 per ton average improvement in the first quarter. These favorable effects will be partially offset by expected further increases in costs for purchased coke and other raw materials. Supply disruptions from several of U. S. Steel's coal suppliers continue to affect coke operations and reduced coke production to 92 percent of capacity in the first quarter. In the second quarter, U. S. Steel expects to purchase approximately 240,000 tons of coke for domestic operations at significantly higher prices than those in the first quarter and will accelerate a blast furnace outage, which was scheduled for later in the year. Flat-rolled shipments in the second quarter are expected to decline by approximately 200,000 tons compared to the first quarter as a result of slightly lower steel production and reduced residual shipments from Straightline; however, for full-year 2004, Flat-rolled shipments are expected to increase from the previous estimate of 15.5 million tons to approximately 15.9 million tons.
    For USSE, second quarter 2004 profit margins will continue to be affected by raw material cost pressures, particularly in Serbia where new raw material positions are being established. Realized prices are expected to be significantly higher than in the first quarter as the company implements an announced increase of a minimum of 40 euros per metric ton, effective April 1, 2004. Shipments for the quarter are expected to improve by about 10 percent. Shipments for full-year 2004 are currently estimated at 5.0 million net tons.
    In the second quarter of 2004, the Tubular segment is expected to benefit from significantly higher prices, although shipments could be affected by shortages of rounds from outside suppliers. The Tubular segment continues to expect annual shipments of 1.0 million tons, which reflects a year over year improvement of about 18 percent.
    For the second quarter of 2004, the company expects improved seasonal results from taconite pellet operations. Additionally, with improving profitability, U. S. Steel expects higher costs related to profit-based payments under the labor agreement with the United Steelworkers of America.
    This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices and profit-based compensation payments. Some factors, among others, that could affect 2004 market conditions, costs, shipments and prices for both domestic operations and USSE include global product demand, prices and mix; global and company steel production levels; availability and prices of raw materials; plant operating performance; the timing and completion of facility projects; natural gas prices and usage; changes in environmental, tax and other laws; the resumption of operation of steel facilities sold under the bankruptcy laws; employee strikes; power outages; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Political factors in Europe that may affect USSE's results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. The level of income from operations is the primary factor affecting payments under the USWA profit-based plans. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2003, and in subsequent filings for U. S. Steel.
    A Statement of Operations (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.
    The company will conduct a conference call on first quarter earnings on Tuesday, April 27, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the "Investors" button.
    For more information on U. S. Steel, visit its web site at www.ussteel.com.


UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
------------------------------------
                                                           First Quarter Ended
                                                                 March 31,
    (Dollars in millions, except per share amounts)           2004      2003
    ------------------------------------------------------------------------
    REVENUES AND OTHER INCOME:
    Revenues                                                $2,910    $1,898
    Income from investees                                        6         1
    Net gains on disposal of assets                             42         2
    Other income                                                 9         6
                                                             -----     -----
    Total revenues and other income                          2,967     1,907
                                                             -----     -----
    COSTS AND EXPENSES:
    Cost of revenues (excludes items shown below)            2,524     1,732
    Selling, general and administrative expenses               190       129
    Depreciation, depletion and amortization                   102        90
                                                             -----     -----
    Total costs and expenses                                 2,816     1,951
                                                             -----     -----
    INCOME (LOSS) FROM OPERATIONS                              151       (44)
    Net interest and other financial costs                      52        38
                                                             -----     -----
    INCOME (LOSS) BEFORE INCOME TAXES, MINORITY
     INTERESTS AND CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLE                                       99       (82)
    Income tax provision (benefit)                              51       (49)
    Minority interests                                           4        --
                                                             -----     -----
    INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLE                                       44       (33)
    Cumulative effect of change in accounting principle,
     net of tax                                                 14        (5)
                                                             -----     -----
    NET INCOME (LOSS)                                           58       (38)
    Dividends on preferred stock                                (4)       (2)
                                                             -----     -----
    NET INCOME (LOSS) APPLICABLE TO COMMON STOCK               $54      $(40)
                                                             =====     =====

    COMMON STOCK DATA:
    Income (loss) before cumulative effect of change in
     accounting principle per share:
     - Basic                                                  $.38     $(.35)
     - Diluted                                                $.36     $(.35)

    Cumulative effect of change in accounting
     principle, net of tax:
     - Basic                                                  $.13     $(.05)
     - Diluted                                                $.11     $(.05)

    Net income (loss) per share:
     - Basic                                                  $.51     $(.40)
     - Diluted                                                $.47     $(.40)

    Weighted average shares, in thousands
     - Basic                                               106,653   102,731
     - Diluted                                             123,254   102,731

    Dividends paid per share                                  $.05      $.05


UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
-----------------------------------------------
                             Quarter ended     March 31  December 31  March 31
    (Dollars in millions)                        2004       2003        2003
    --------------------------------------------------------------------------

    INCOME (LOSS) FROM OPERATIONS
    Flat-rolled Products(a)                       $113       $23        $(19)
    U. S. Steel Europe(b)                           40        37          64
    Tubular Products                                 3        (6)         (6)
    Real Estate                                     14        10          13
    Straightline(a)                                          (18)        (16)
    Other Businesses(c)                             (8)        3         (34)
                                                 -----     -----       -----
    Segment Income (Loss) from Operations          162        49           2
      Retiree benefit expenses                     (44)      (47)        (21)
      Other items not allocated to segments:
        Income from sale of real estate assets      43        --          --
        Stock appreciation rights                  (10)      (72)         --
        Costs related to Straightline shutdown      --       (16)         --
        Workforce reduction charges                 --        (3)         --
        Timber contribution to pension plan         --        55          --
        Litigation items                            --        --         (25)
                                                 -----     -----       -----
        Total Income (Loss) from Operations       $151      $(34)       $(44)

    CAPITAL EXPENDITURES
        Flat-rolled Products(a)                    $21       $39         $11
        U. S. Steel Europe(b)                       39        49          20
        Tubular Products                             3         6          22
        Real Estate                                 --        --          --
        Straightline                                          --           1
        Other Businesses(c)                          7        12           9
                                                 -----     -----       -----
        Total                                      $70      $106         $63

    OPERATING STATISTICS
      Average realized price: ($/net ton)(d)
        Flat-rolled Products(a)                   $475      $423        $421
        Tubular Products                           672       617         638
        U. S. Steel Europe(b)                      420       372         341
      Steel Shipments:(d)(e)
        Flat-rolled Products(a)                  4,161     3,970       2,436
        Tubular Products                           272       234         206
        U. S. Steel Europe(b)                    1,173     1,228       1,190
      Raw Steel-Production:(e)
        Domestic Facilities                      4,479     4,285       2,895
        U. S. Steel Europe(b)                    1,344     1,275       1,200
      Raw Steel-Capability Utilization:(f)
        Domestic Facilities                       92.6%     87.6%       91.7%
        U. S. Steel Europe(b)                     72.8%     68.2%       97.3%
      Domestic iron ore production(e)            5,612     5,280       3,825
      Domestic iron ore shipments(e)(g)          4,036     5,342       1,817
      Domestic coke production(e)(i)             1,649     1,714       1,646
      Domestic coke shipments(e)(h)(i)             672       832         916
    -----------
(a) The Flat-rolled segment includes the residual effects of Straightline from January 1, 2004, and includes National from May 20, 2003, the date of acquisition.
(b) Includes U. S. Steel's Serbian operations from September 12, 2003, the date of acquisition. Prior to September 12, 2003, included effects of activities under certain agreements with the former owner of the Serbian operations.
(c) Excludes the coal mining business from June 30, 2003, the date of sale.
(d) Excludes intersegment transfers.
(e) Thousands of net tons.
(f) Based on annual raw steel production capability for domestic facilities of 12.8 million net tons prior to May 20, 2003, and 19.4 million net tons thereafter; and annual raw steel production capability for U. S. Steel Europe of 5.0 million net tons prior to September 12, 2003, and 7.4 million net tons thereafter.
(g) Includes intersegment transfers.
(h) Includes trade shipments only.
(i) Includes 1314B Partnership.

SOURCE  United States Steel Corporation
    -0-                             04/27/2004
    /CONTACT: Media, John Armstrong, +1-412-433-6792, or Investors, John Quaid or Nick Harper, +1-412-433-1184 all of United States Steel Corporation/
    /First Call Analyst:  John Quaid/
    /FCMN Contact: /
    /Company News On-Call:  http://www.prnewswire.com/comp/929150.html/
    /Web site:  http://www.ussteel.com/
    (X)

CO:  United States Steel Corporation
ST:  Pennsylvania
IN:  MNG
SU:  ERN ERP CCA MAV